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 REFINITIV STREETEVENTS EDITED TRANSCRIPT Q4 2020 Atlantic Power Corp Earnings CallEVENT DATE/TIME: MARCH 05, 2021 / 1:30PM GMTREFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 1 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

 MARCH 05, 2021 / 1:30PM GMT, Q4 2020 Atlantic Power Corp Earnings CallCORPORATE PARTICIPANTS James J. Moore, Jr. Atlantic Power Corporation - President and Chief Executive Officer & Director Ron Bialobrzeski Atlantic Power Corporation - Director of Finance CONFERENCE CALL PARTICIPANTS Rupert M. Merer National Bank Financial, Inc., Research Division - MD and Research Analyst PRESENTATIONOperator Good morning, and welcome to the Atlantic Power Corporation Fourth Quarter and Year-End 2020 Results and conference call. (Operator Instructions)Please note this event is being recorded. I would now like to turn the conference over to Ron Bialobrzeski, Director of Finance. Please go ahead. Ron Bialobrzeski Atlantic Power Corporation - Director of Finance Welcome, and thank you for joining us this morning. Our results for the three months and year ended December 31, 2020, were issued by press release yesterday afternoon and are available on our website, www.atlanticpower.com and on EDGAR and SEDAR.Management's prepared remarks and the accompanying presentation for today's call and webcast can be found in the Conference Calls section of our website. A replay of today's webcast will be available on our website following the call. Financial figures that we will be presenting are stated in U.S. dollars and are approximate, unless otherwise noted.Please be advised that this conference call and presentation will contain forward-looking statements. As discussed in the company's safe harbor statement on Page 2 of today's presentation, these statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings. Actual results may differ materially from such forward-looking statements.In addition, the financial results in the press release and the presentation include both GAAP and non-GAAP measures, including Project Adjusted EBITDA. For reconciliations of this measure to the most directly comparable GAAP financial measure to the extent that they are available without unreasonable effort, please refer to the press release, the appendix of today's presentation, our annual report on Form 10-K or our quarterly reports on Form 10-Q, all of which are available on our website.Now I'll turn the call over to Jim Moore, President and CEO of Atlantic Power.James J. Moore, Jr. Atlantic Power Corporation - President and Chief Executive Officer & Director Thank you, Ron. Welcome, everyone. Good morning, and thank you for joining us today. With me on the call this morning are Terry Ronan, our CFO; Joe Cofelice, our EVP, Commercial Development; Nick Galotti, our SVP operations and several other members of the Atlantic Power management team.The results for the fourth quarter and the full year 2020 are provided in the press release, the presentation and the prepared remarks, which were posted on our website last evening. Please review those materials. I will cover the highlights of the past year and our financial results very briefly and then devote most of my time this morning to discussing the agreement we announced [in January] (corrected by company after the call) for Atlantic Power to be acquired by I Squared Capital. Following my remarks, we will take questions.Our financial results for the fourth quarter and the year were near the top end of our guidance for Project Adjusted EBITDA and exceeded our estimate of operating cash flow. We ended 2020 with $142 million of liquidity, including $14 million of discretionary cash.During the year, we used our strong operating cash flow to repay $76 million of consolidated debt as planned. Despite modestly lowerREFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 2 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

MARCH 05, 2021 / 1:30PM GMT, Q4 2020 Atlantic Power Corp Earnings CallProject Adjusted EBITDA, our consolidated leverage ratio improved to 3.6x from 3.8x a year ago. We expect to repay approximately $96 million of consolidated debt in 2021, which should drive further improvement in our leverage ratio.2020 was also a strong year for capital allocation. We invested $48 million in the repurchases of common and preferred shares at prices averaging $2.04 per common share, and CAD15.17 for preferred shares.Turning to operations. We had a significantly improved safety record last year, and we've been managing through the pandemic well with no impact on operations or financial results. I just want to shout out to all our plant people. Thank you very much. We gave out T-shirts this year, which said "We kept the lights on during the pandemic" and this was certainly a year where all of us who work behind a desk owe a great debt of gratitude to people who are out there in the field, keeping the lights and the water on and running the country. So we appreciate them.We completed the reconstruction of our Cadillac plant, and it's been running very well since returning to service last August. Williams Lake also has been running well and fuel availability has improved.The power markets remain challenging, but we were successful in placing our Oxnard plant under a capacity agreement for this year and are optimistic we'll have the ability to do so for the next two years. The Ontario government recently granted us another extension of our PPA at Calstock to December 2021. And we are currently in discussion about options for a new five-year contract there.The most significant development for the company happened shortly after the end of the year when we reached an agreement to be acquired by I Squared Capital. As I noted on our January 15th conference call announcing the transaction, the Board and the management team of Atlantic Power are unanimously recommending that all our holders of publicly traded securities vote for this transaction. The background and details of the transaction and the rationale for recommendations are covered in our definitive proxy statement, which was filed on Tuesday of this week.This morning, I'd like to share with you the highlights of the letter I wrote to investors, which was filed along with the proxy earlier this week. It is also available on our website, where we have the Investor Relations section and a section on I Squared Capital. That's where all the documents relating to this are filed. In the letter, I addressed several key questions. So let me go over those now.Why sell now? We are often asked why shares have gone nowhere in the past several years despite the actions we've taken to dramatically lower our debt levels and interest costs, fix our debt maturity profile, reduce corporate overheads, sell assets at attractive prices, make opportunistic investments and significantly reduce our share count. We think there are at least two reasons for this result.First, while we've been taking these actions that have improved our financial position, forward curves of power prices have continued to fall. In turn, expectations for future levels of Project Adjusted EBITDA and the prospects for re-contracting plants as PPAs expire have also declined. Our Project Adjusted EBITDA in 2017 was $289 million. In 2020, it was $189 million. That's a decline of $100 million in just three years.If you haven't taken a look at the forecast beginning on Page 59 of the proxy statement, please do so. So that's Page 59 of the proxy statement, where you'll see our financial forecast. You will see that we expect significant further declines in Project Adjusted EBITDA beginning in 2022, and continuing for the rest of the decade. Importantly, these forecasts assume a recovery in power prices, a recovery in the forward power curves. Certainly, they're not based on the highest levels over the last five or six years. But they show some degree of recovery. So it's not a current power curve. It's not a "bottom of the cycle" power curve. It's based on assuming a recovery in power prices. If that doesn't happen, we expect that our Project Adjusted EBITDA will be lower than this forecast.Second, we're a microcap stock in an unloved sector with declining Project Adjusted EBITDA. Public markets haven't been enthusiastic about this profile. And we don't think it's likely that's going to change in four or five years when the EBITDA base is even lower.Why sell at these prices? Well, at one price a security is a buy and then at another price, it should be a sell if you're basing your decisions on price to value. We bought 12.5 million common shares at $2 under our substantial issuer bid last May. I think we had 28 million sharesREFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 3 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

  MARCH 05, 2021 / 1:30PM GMT, Q4 2020 Atlantic Power Corp Earnings Callactually tendered to us, people who were willing to sell at low prices last May.At $3.03, we're a seller. We asked ourselves -- Can we get to a higher price on our own? If so, when might that happen? What's the probability? What are the risks? What's the upside? What are the downside risks? To get a price that starts with a $3, you have to assume, in our analysis, a recovery in forward power curves. That might happen. The financial forecasts I mentioned earlier assume that we do get some degree of recovery. But at a price of $3.03, we believe shareholders are capturing much of that potential today. We don't think it makes sense to ask shareholders to wait for a potential recovery in hopes that they can get back to a price of $3 or maybe slightly better in four or five years when the alternative is taking $3.03 today.Okay, so should new green policies have a positive impact on Atlantic Power? And I think you have to be very careful here, and there's some broad misconceptions on this. Public policies pushing green energy and electrification have not succeeded in pushing demand up as much as other policies, including federal tax subsidies, state renewable portfolio standards and corporate commitments to green energy have pushed up supply.These policies have incentivized the addition of supply to power grids that we don't believe need more intermittent generation, but they're going to get it, needed or not. Gas plants and other sources of dependable generation such as coal and nuclear are being marginalized. This environment has made it more difficult to re-contract our gas plants as their PPAs expire.Well, what about the hydro plants? As we've noted before, the hydro plants have long physical and economic lives and are likely to continue operating post-PPA. We have four hydro plants and together they contributed 24% of our Project Adjusted EBITDA last year. However, they generated this Project Adjusted EBITDA under PPAs that were signed in the pre-fracking era when power prices and gas prices were significantly higher. When the Curtis Palmer PPA expires in 2026, we expect it will be re-contracted, but at a substantially lower Project Adjusted EBITDA.Okay, so why is this a good deal structure for all of our security holders? So far, I've mostly addressed this agreement from the standpoint of common holders. But the I Squared Offer is contingent on buying out all the publicly traded securities, including the preferred shares, the convertible debentures and the medium term notes.The Board and the management team were thrilled when I Squared proposed a complete buyout of the capital structure. That meant that all of our security holders could realize liquidity in the near term at premiums to recent and historic trading ranges rather than traveling to a new owner that may not be a public company.Okay, why aren't preferred shares being redeemed at par? Well, the legal answer to that is this transaction isn't a redemption of preferred shares. The buyer isn't required to pay par. The more relevant considerations for preferred shareholders are the CAD22.00 offer is a significant premium to recent and historic trading levels. It's also a 40% premium to the average price of CAD15.74 at which we repurchased 2.1 million preferred shares under our NCIB the last four years.If the deal is not approved and Atlantic Power remains an independent public company, trading levels of the preferred shares may revert to pre-transaction levels.We don't expect that we will ever offer to redeem the preferred shares at par. Instead, if we offered to buy preferred shares under an NCIB, we'd be looking to average down on that CAD15.74 average price as the credit profile unfolds and as the EBITDA that I discussed earlier unfolds. So a reduction of just $6 to $7 per share in market value is the equivalent of five years of dividend payments.If the company is sold in the future, a more typical structure would not include a buyout of the preferred shares. They'd be left outstanding. There's no requirement that we have to buy them in when we sell the company. You can just buy out the common shares. Our expectation is that this may be the last chance for preferred holders to cash out at CAD22.00 or a price that's even close to that. In these circumstances, the Board and management are recommending preferred shareholders agree to the offer and redeploy cash elsewhere as opposed to incurring what may be permanent lost opportunity cost.REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 4 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

 MARCH 05, 2021 / 1:30PM GMT, Q4 2020 Atlantic Power Corp Earnings CallLastly, preferred shares have the lowest credit rating of any of our rated securities. If power prices remain "lower for longer", as they have since 2017 when we first discussed that scenario, our ability to continue paying dividends on preferred shares -- recall we stopped paying dividends on common shares a number of years ago -- or to pay off our medium term notes, likely will be increasingly challenged over time. This is a perpetual cumulative security. So consider that in your analysis, please.Is there any chance the prices offered for any of the securities will be raised? The offer terms from I Squared Capital are set and final. If you read the section of the proxy that discusses the background of the transaction, you'll see that we negotiated a long time, and we negotiated this deal down to the pennies.Since announcing the agreement on January 15, we have not been approached by any potential competing bidders.Each of the four security classes must receive the approval of at least 66 and 2/3 percent of the shares or bonds voting or the transaction fails. To paraphrase Ben Franklin, "we'll hang together, or we'll hang separately" on this transaction.In closing, over the past six years, we focused on fixing and then, as best we could, growing the business. During this time, I've said on numerous calls, we're always open to selling the company at a fair price. We've been patient and dogged in getting the best price for the business we could obtain. The agreement with I Squared Capital represents the best opportunity we've had to get fair value, and we believe that voting in favor of the transaction is the right risk-adjusted decision for all of our securities holders. I and the rest of the management team and Board, who together own more than 4% of the common shares, will be voting for the transaction.Operator, we're ready to begin the Q&A session.QUESTIONS AND ANSWERSOperator (Operator Instructions)The first question is from Rupert Merer from National Bank.Rupert M. Merer National Bank Financial, Inc., Research Division - MD and Research Analyst So congratulations to the team on the deal. Thank you for the presentation this morning. Just wondering if you can walk us through the expected timeline and milestones to move this deal to completion, if, of course, that's the way it goes? James J. Moore, Jr. Atlantic Power Corporation - President and Chief Executive Officer & Director Yes. So Rupert, I'd point you to the proxy. And we have the consents and obviously, the voting laid out there. We've talked about the deal closing in the second quarter, we wouldn't change that now, and we'll define it more closely when we can. We're on schedule, the convert vote is March 18 and the common and the preferred are April 7, and we haven't hit any roadblocks yet on any of the approvals we need. So there's no change to anything we filed on that front. Rupert M. Merer National Bank Financial, Inc., Research Division - MD and Research Analyst I'll leave it there. And thanks again for laying out the detail here. You always make it very easy for investors to understand and follow the company. Much appreciate it. James J. Moore, Jr. Atlantic Power Corporation - President and Chief Executive Officer & Director Thanks, Rupert, for being on the call and for following us. And I see, this could be our last call. So if it is, thank you very much for following us. Rupert M. Merer National Bank Financial, Inc., Research Division - MD and Research Analyst Likewise. Yes, if it's the last one, congratulations.REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 5 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

 MARCH 05, 2021 / 1:30PM GMT, Q4 2020 Atlantic Power Corp Earnings CallOperator There are no more questions in the queue. This concludes our question-and-answer session. I would like to turn the conference back over to Jim Moore for any closing remarks. James J. Moore, Jr. Atlantic Power Corporation - President and Chief Executive Officer & Director So it's been a long slog the last six years. Power prices and supply-demand fundamentals have been poor. And unfortunately, the outlook is still challenging with more and more wind and solar coming on the grid. That's going to create price challenges for us and for other holders of more dependable generation.So we're happy to have this opportunity for all our securities holders to de-risk at prices, premiums to what the trading ranges have been and to redeploy their capital elsewhere. That's how we're going to vote our own security interests. And we encourage everybody. Please do the math, look at lost opportunity costs and then vote. And hopefully, the transaction will close in the second quarter, and this will be our last call.So thank you all for your interest in being our securities holders. If the transaction doesn't close, then we'll talk to you next quarter at the same Bat time, same Bat channel. Thank you very much. Operator The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.DISCLAIMER Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS REFINITIV'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2021 Refinitiv. All Rights Reserved.REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us 6 ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.